Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of (1) our report dated February 27, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Hansen Medical Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007 and (2) our report dated January 25, 2008 related to the financial statements of AorTx, Inc. (a development stage enterprise), which appears in Hansen Medical, Inc.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on January 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
San Jose, California
March 5, 2008